Calculation of Filing Fee Table

424(b)(3)
(Form Type)

National Rural Utilities Cooperative Finance Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Medium-Term Notes, Series D	457(r)	$4,500,000.00	100.000%	$4,500,000.00	0.0001381	$621.45
	Total Offering Amount					$4,500,000.00
	Total Fees Previously Paid							$—
	Net Fee Due							$621.45